Exhibit 17.3

OPES ACQUISITION CORP.
4218 NE 2nd Avenue

Miami, FL 33137

December 16, 2020

Re:	Resignation Letter

To the Board of Directors of Opes Acquisition Corp.

I, Martha (Stormy) L. Byorum, hereby resign from my position as Independent Director of Opes Acquisition Corp., effective immediately.

Very truly yours,

/s/ Martha (Stormy) L. Byorum
Martha (Stormy) L. Byorum